As filed with the Securities and Exchange Commission on December 31, 2013

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

COMBIMATRIX CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	47-0899439
(State or other jurisdiction of	(I.R.S. Employer
incorporation )	Identification Number)

310 Goddard, Suite 150

Irvine, California 92618

(949) 753-0624

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Scott R. Burell

Chief Financial Officer

CombiMatrix Corporation

310 Goddard, Suite 150

Irvine, California 92618

(949) 753-0624

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Parker A. Schweich, Esq.
Dorsey & Whitney LLP

600 Anton Boulevard

Suite 2000

Costa Mesa, California 92626

(714) 800-1400

Approximate date of commencement of proposed sale to the public:
from time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	81,910	$2.26	$185,116.60	$23.84

(1)                                  In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)                                  Represents the aggregate number of shares of Common Stock issuable, as a result of an anti-dilution adjustment, upon exercise of certain issued and outstanding warrants to acquire Common Stock issued to the purchasers of the Registrant’s Series A 6% Convertible Preferred Stock.

(3)                                  Estimated based upon the average of the high and low sales prices of the Registrant’s Common Stock on December 27, 2013, as reported by The Nasdaq Capital Market, pursuant to Rule 457(c) promulgated under the Securities Act.

The information in this prospectus is not complete and may be changed.  The selling stockholders named herein may not sell these securities until the related registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
(SUBJECT TO COMPLETION:  DATED DECEMBER 31, 2013)

COMBIMATRIX CORPORATION

81,910 SHARES OF COMMON STOCK

This prospectus relates to the resale at various times, by the selling stockholders identified in this prospectus, of up to 81,910 shares (“Shares”) of Common Stock, par value $0.001 per share (“Common Stock”), issuable, as a result of an anti-dilution adjustment, upon exercise of certain warrants issued on October 1, 2012 to the purchasers of our Series A 6% Convertible Preferred Stock, par value $0.001 per share (“Series A Stock”).

The Shares are being offered by the selling stockholders identified in this prospectus (the “Selling Stockholders”). We may add, update or change the Selling Stockholders identified in this prospectus in a prospectus supplement. To the extent that a statement made in a prospectus supplement conflicts with statements made in this prospectus, the statements made in the prospectus supplement will be deemed to modify or supersede those made in this prospectus.

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. See “Use of Proceeds” on page 19 of this prospectus. The Selling Stockholders may sell their Shares on any stock exchange, market or trading facility on which the Shares are traded or quoted, or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” on page 23 of this prospectus.

We have agreed to pay certain expenses in connection with the registration of the Shares.

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “CBMX.”  On December 30, 2013, the closing sale price of our Common Stock on The Nasdaq Capital Market was $2.34 per share.

Our principal executive offices are located at 310 Goddard, Suite 150, Irvine, California 92618.

These are speculative securities. Investing in these securities involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. You should carefully consider the risk factors beginning on page 4 of this prospectus before purchasing any of the Common Stock offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                , 2013.

In this prospectus, references to “we,” “us,” “our” or “CombiMatrix” mean CombiMatrix Corporation and its subsidiary.

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that may be important to you.  We encourage you to carefully read this entire prospectus and the documents to which we refer. The following summary is qualified in its entirety by reference to the information appearing elsewhere in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than its date, regardless of the time of delivery of the prospectus or prospectus supplement or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

Our Company

We provide valuable molecular diagnostic solutions and comprehensive clinical support for the highest quality of care. We specialize in miscarriage analysis, prenatal and pediatric healthcare, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. We perform genetic testing utilizing a variety of advanced cytogenomic techniques, including microarray, standardized and customized fluorescent in-situ hybridization (or “FISH”) and high resolution karyotyping. We emphasize support for healthcare professionals, to ensure data understanding and communication of results to patients. We deliver high-technology driven answers, with a high degree of assistance for the ordering physician and staff.

Our principal business office is located at 310 Goddard, Suite 150, Irvine, California 92618, and our telephone number is (949) 753-0624. Our website address is www.combimatrix.com. Information contained in our website or any other website does not constitute part of this prospectus.

RECENT DEVELOPMENTS

The Series A Warrants

In December 2013, we completed a $12 million firm-commitment underwritten public offering of units consisting of Series D convertible preferred stock with a conversion price per share of $2.06 and warrants to purchase common stock (the “Series D Warrants”) at an exercise price per share of $3.12 (the “Public Offering”).

In October 2012, pursuant to a Securities Purchase Agreement entered into on September 28, 2012 (the “Series A Purchase Agreement”), we issued common stock purchase warrants (the “Series A Warrants”) to the Selling Stockholders who participated in our Series A Stock financing.  As a result of the Public Offering, pursuant to the terms of the anti-dilution provisions of the Series A Warrants, on December 19, 2013, the exercise price of the Series A Warrants was automatically adjusted to $2.06 per share and the remaining outstanding Series A Warrants became exercisable for an aggregate of 81,910 shares of common stock (“Common Stock”).  The Series A Warrants are currently exercisable, have a 5 ½ year term from the date of issuance and include a cash-less exercise provision which is only applicable if the Common Stock underlying the Series A Warrants is not subject to an effective registration statement or otherwise cannot be sold without restriction pursuant to Rule 144. The exercise price of the Series A Warrants and the number of shares of Common Stock underlying the Series A Warrants are subject to full-ratchet anti-dilution adjustment in the event we issue securities, other than certain excepted issuances, at a price below the then current exercise price.

The Selling Stockholders who hold Series A Warrants have agreed to be subject to a blocker in the Series A Warrants that would prevent their Common Stock ownership at any given time from exceeding 4.99% (which may be increased, but not above 9.99%) of our outstanding Common Stock.  This registration statement is being filed also pursuant to our obligations in the registration rights agreement we entered into with the Selling Stockholders in connection with the Series A Stock financing (the “Series A Registration Rights Agreement”), which requires us to file a registration statement with the Securities and Exchange Commission registering for resale any additional shares of Common Stock issuable in connection with the anti-dilution provisions of the Series A Warrants. We have agreed to file such registration statement not later than 30 days after such adjustment and to cause such registration statement to be declared effective on or prior to the 90th day after such adjustment. Under the terms of the Series A Registration Rights Agreement, we are obligated to maintain the effectiveness of the resale registration statement until all securities registered thereunder are sold or otherwise can be sold without restriction pursuant to Rule 144. The Series A Registration Rights Agreement includes liquidated damages provisions in the event we fail to file or maintain the effectiveness of the registration statement. We do not plan to register the Series A Warrants.

THE OFFERING

Shares of Common Stock Registered Hereunder:	Up to 81,910 Shares, representing Shares issuable upon exercise of the issued and outstanding Series A Warrants as a result of an anti-dilution adjustment.

Common Stock Outstanding as of December 31, 2013:	9,870,838

Use of Proceeds:	We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

Risk Factors:

An investment in our securities involves a high degree of risk and could result in the loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 4 of this prospectus.

RISK FACTORS

An investment in our securities involves a number of risks.  Before making a decision to purchase our securities, you should carefully consider all of the risks described below, in addition to the other information contained in this prospectus, any prospectus supplement, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports filed on Form 8-K, and in our other filings with the SEC, including any subsequent reports filed on Forms 10-K, 10-Q and 8-K.  The risks and uncertainties described below are not the only ones that we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations.  If any of these risks actually occur, our business, financial condition and results of operations could be materially adversely affected.  If this were to occur, the trading price for our securities could decline significantly and you may lose all or part of your investment.

Risks Related To Our Business

We have a history of losses and expect to incur additional losses in the future.

We have sustained substantial losses since our inception. We may never become profitable, or if we do, we may never be able to sustain profitability. We expect to incur significant research and development, marketing, general and administrative expenses. As a result, we expect to incur losses for the foreseeable future.

To date, we have relied primarily upon selling equity and convertible debt and equity securities, as well as payments from strategic partners, to generate the funds needed to finance the implementation of our business strategies. We cannot assure you that we will not encounter unforeseen difficulties, including the outside influences identified below that may deplete our capital resources more rapidly than anticipated. Our subsidiary companies also may be required to obtain additional financing through bank borrowings, debt or equity financings or otherwise, which would require us to make additional investments or face a dilution of our equity interests. We cannot be sure that additional funding will be available on favorable terms, if at all. If we fail to obtain additional funding when needed for our subsidiary companies and ourselves, we may not be able to execute our business plans or continue operations, and our business may be materially adversely affected.

We began commercialization of our molecular diagnostics services in 2006. Accordingly, we have a limited operating history of generating revenues from services. In addition, we are still developing our service offerings and are subject to the risks, expenses and difficulties frequently encountered by companies with such limited operating histories. Since we have a limited operating history, we cannot assure you that our operations will become profitable or that we will generate sufficient revenues to meet our expenditures and support our activities.

Because our business operations are subject to many uncontrollable outside influences, we may not succeed.

Our business operations are subject to numerous risks from outside influences, including the following:

•                  Technological advances may make our array-based technology obsolete or less competitive, and as a result, our revenue and the value of our assets could materially decrease.

Our services are dependent upon oligo and BAC array-based technologies. These technologies compete with conventional diagnostic technologies such as FISH and polymerase chain reaction, or PCR, based tests in-house.

Our services are substantially dependent upon our ability to offer the latest in array technology in the SNP genotyping, gene expression profiling, chromosomal microarray analysis and proteomic markets. We believe technological advances of conventional arrays are currently being developed by our existing competition, including companies such as LabCorp and Perkin-Elmer, and potential new competitors in the market. We also expect to face additional competition from new market entrants and consolidation of our existing competitors. Many of our competitors have existing strategic relationships with major pharmaceutical and biotechnology companies, greater commercial experience and substantially greater financial and personnel resources than we do. We expect new competitors to emerge and the intensity of competition to increase in the future. If these companies are able to offer technological advances, our services may become less valuable or even obsolete. We cannot provide any assurance that existing or new competitors will not enter the market with the same or similar technological advances before we are able to do so.

•                  New environmental regulation may materially increase the net losses of our business.

Our operations involve the use, transportation, storage and disposal of hazardous substances, and as a result, we are subject to environmental and health and safety laws and regulations. If we were to be found in violation of these laws and regulations, we may face fines or other penalties. Also, any changes in these laws and regulations could increase our compliance costs, and as a result, could materially increase our net losses.

•                  Our technologies face uncertain market value.

Our business includes many services, some of which were recently introduced into the market. These technologies and services have not gained widespread market acceptance, and we cannot provide any assurance that the increase, if any, in market acceptance of these technologies and services will meet or exceed our expectations.

Further, we are developing services, some of which have not yet been introduced into the market. A lack of or limited market acceptance of these technologies and services will have a material adverse effect upon our results of operations.

•                  We obtain components and raw materials from a limited number of sources, and, in some cases, a single source, and the loss or interruption of our supply sources may materially adversely impact our ability to provide testing services to meet our existing or future sales targets.

Substantially all of the components and raw materials used in providing our testing services, including array slides and reagents, are currently provided to us from a limited number of sources or, in some cases, from a single source. Any supply interruption in a sole-sourced component or raw material might result in up to a several-month delay and materially harm our ability to provide testing services until a new source of supply, if any, could be located and qualified. In addition, an uncorrected impurity or supplier’s variation in a raw material, either unknown to us or incompatible with our process, could have a material adverse effect on our ability to provide testing services. We may be unable to find a sufficient alternative supply channel in a reasonable time period, or on commercially reasonable terms, if at all.

Any one of the foregoing outside influences may require us to seek additional financing to meet the challenges presented or to mitigate a loss in revenue, and we may not be able to obtain the needed financing in a timely manner on commercially reasonable terms or at all. Further, any one of the foregoing outside influences affecting our business could make it less likely that we will be able to gain acceptance of our array technology by researchers in the pharmaceutical, biotechnology and academic communities.

Our revenues will be unpredictable, and this may materially adversely affect our financial condition.

The amount and timing of revenues that we may realize from our business will be unpredictable because whether our services are commercialized and generate revenues depends, in part, on the efforts and timing of our potential customers. Also, our sales cycles may be lengthy. As a result, our revenues may vary significantly from quarter to quarter, which could make our business difficult to manage and cause our quarterly results to be below market expectations. If this happens, the price of our common stock may decline significantly.

The genetic diagnostic laboratory market is characterized by rapid technological change, frequent new product and services introductions, and evolving industry standards, and we may encounter difficulties keeping pace with changes in this market.

The introduction of diagnostic tests embodying new technologies and the emergence of new industry standards can render existing tests obsolete and unmarketable in short periods of time. We expect our competitors to introduce new products and services and enhancements to their existing products and services. We may not be able to enhance our current tests, or to develop new tests, in a manner that keeps pace with emerging industry standards and achieves market acceptance. Our inability to accomplish any of these endeavors will likely have a material adverse effect on our business, operating results, cash flows, and financial condition.

If we do not enter into successful partnerships and collaborations with other companies, we may not be able to fully develop our technologies or services, and our business would be materially adversely affected.

Since we do not possess all of the resources necessary to develop and commercialize services that may result from our technologies on a mass scale, we will need either to grow our sales, marketing and support group or make appropriate arrangements with strategic partners to market, sell and support our services. We believe that we will have to enter into additional strategic partnerships to develop and commercialize future services. If we cannot identify adequate partners, if we do not enter into adequate agreements, or if our existing arrangements or future agreements are not successful, our ability to develop and commercialize services will be impacted negatively, and our revenues will be materially adversely affected.

We have limited commercial experience in marketing or selling any of our potential services, and unless we develop these capabilities, we may not be successful.

Even if we are able to develop our services for commercial release on a large scale, we have limited experience in performing our tests in the volumes that will be necessary for us to achieve commercial sales and in marketing or selling our services to potential customers. We cannot assure you that we will be able to commercially perform our tests on a timely basis, in sufficient quantities, or on commercially reasonable terms.

We face intense competition, and we cannot assure you that we will be successful competing in the market.

The diagnostics market is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and new product and services introductions. One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical. Many of our competitors have greater financial and personnel resources and more experience in marketing, sales and research and development than we have. If we were not able to compete successfully, our business and financial condition would be materially harmed.

If our technology is not widely adopted by physicians and laboratories in the diagnostics market, our business will be materially adversely affected.

In order to be successful, our test offerings must meet the commercial requirements of hospitals and physicians and be considered the standard of care in order to be widely adopted. Market acceptance will depend on many factors, including:

•                  the benefits and cost-effectiveness of our services relative to others available in the market;

•                  our ability to provide testing services in sufficient quantities with acceptable quality and reliability and at an acceptable cost;

•                  our ability to develop and market additional tests and enhance existing tests that are responsive to the changing needs of our customers; and

•                  the willingness and ability of customers to adopt new technologies or the reluctance of customers to change technologies upon which they have previously relied.

The FDA may decide to regulate Laboratory Developed Tests (“LDTs”), which could prevent us from offering existing tests and/or delay the introduction of new testing services.

During 2010, the FDA publicly announced that it has decided to exercise regulatory authority over LDTs and that it plans to issue guidance to the industry regarding its regulatory approach. The FDA has indicated that it will use a risk-based approach to regulation and will direct more resources to tests with wider distribution and with the highest risk of injury, but that it will be sensitive to the need to not adversely impact patient care or innovation. The FDA has not announced a framework or timetable for implementing its new regulatory approach. The regulatory approach adopted by the FDA may lead to an increased regulatory burden, including additional costs and delays in introducing new tests. While the ultimate impact of the FDA’s approach is unknown, it may be extensive and may result in significant change. Our failure to adapt to these changes could have a material adverse effect on our business.

U.S. healthcare reform legislation may result in significant changes and our business could be adversely impacted if we fail to adapt.

Government oversight of and attention to the healthcare industry in the United States is significant and increasing. In March 2010, U.S. federal legislation was enacted to reform healthcare. The legislation provides for reductions in the Medicare clinical laboratory fee schedule beginning in 2011 and also includes a productivity adjustment that reduces the CPI market basket update beginning in 2011. The legislation imposes an excise tax on the seller for the sale of certain medical devices in the United States, including those purchased and used by laboratories, beginning in 2013. The legislation establishes the Independent Payment Advisory Board, which will be responsible, beginning in 2014, annually to submit proposals aimed at reducing Medicare cost growth while preserving quality. These proposals automatically will be implemented unless Congress enacts alternative proposals that achieve the same savings targets. Further, the legislation calls for a Center for Medicare and Medicaid Innovation that will examine alternative payment methodologies and conduct demonstration programs. The legislation provides for extensive health insurance reforms, including the elimination of pre-existing condition exclusions and other limitations on coverage, fixed percentages on medical loss ratios, expansion in Medicaid and other programs, employer mandates, individual mandates, creation of state and regional health insurance exchanges, and tax subsidies for individuals to help cover the cost of individual insurance coverage. The legislation also permits the establishment of accountable care organizations, a new healthcare delivery model. While the ultimate impact of the legislation on the healthcare industry is unknown, it is likely to be extensive and may result in significant change. Our failure to adapt to these changes could have a material adverse effect on our business.

A significant component of our revenue is dependent on successful insurance claims. Our revenue will be diminished if payors do not adequately cover or reimburse us for our services.

Physicians and patients may decide not to order our high-complexity genomic microarray tests unless third-party payors, such as managed care organizations as well as government payors such as Medicare and Medicaid, pay a substantial portion of the test price. Reimbursement by a third-party payor may depend on a number of factors, including a payor’s determination that tests using our technologies are:

•                  not experimental or investigational;

•                  medically necessary;

•                  appropriate for the specific patient;

•                  cost-effective;

•                  supported by peer-reviewed publications; and

•                  included in clinical practice guidelines.

A substantial portion of the testing for which we bill our hospital and laboratory clients is ultimately paid by third-party payors. However, there is uncertainty concerning third-party payor reimbursement of any test, including our high-complexity genomic microarray tests. Several entities conduct technology assessments of medical tests and devices and provide the results of their assessments for informational purposes to other parties. These assessments may be used by third-party payors and health care providers as grounds to deny coverage for a test or procedure. It is possible that federal, state and third-party insurers may limit their coverage of our tests in the future.

Increasing emphasis on managed care in the United States is likely to put pressure on the pricing of healthcare services. Uncertainty exists as to the coverage and reimbursement status of new applications or services. Governmental payors and private payors are scrutinizing new medical products and services. Such third-parties may not cover, or may limit coverage and resulting reimbursement for our services. Additionally, third-party insurance coverage may not be available to patients for any of our existing tests or tests we may add in the future. Any pricing pressure exerted by these third-party payors on our customers may, in turn, be exerted by our customers on us. If governmental payors, including their contracted administrators, and other third-party payors do not provide adequate coverage and/or timely reimbursement for our services, our operating results, cash flows, or financial condition may materially decline.

Our business could be adversely impacted by the adoption of new coding for molecular genetic tests.

Certain of the procedure codes that we use to bill our tests were recently revised by the American Medical Association, effective January 1, 2013.  In the 2013 Medicare Physician Fee Schedule Final Rule, the Centers for Medicare and Medicaid Services, or CMS, announced that it has decided to keep the new molecular codes on the Clinical Laboratory Fee Schedule, rather than move them to the Physician Fee Schedule as some stakeholders had urged. CMS has also announced that for 2013 it will price the new codes using a “gap-filling” process by which it will refer the codes to the Medicare contractors to allow them to determine an appropriate price.  There can be no guarantees that Medicare and other payers will establish positive or adequate coverage policies or reimbursement rates.  If pricing and subsequent reimbursement levels for the new codes do not recognize the value of the molecular genetic tests, or if third-party payors decide not to provide coverage for molecular tests such as ours, our revenues, earnings and cash flows could be adversely impacted.

Our cash flows and financial condition may materially decline if payors do not reimburse us for our services in a timely manner.

We depend on our payors to reimburse us for our services in timely manner. If our payors do not reimburse us in a timely manner, our cash flows and financial condition may materially decline.

Third-party billing is extremely complicated and could result in us incurring significant additional costs.

Billing for molecular laboratory services is extremely complicated. The customer is the party that refers the tests and the payor is the party that pays for the tests, and the two are not always the same. Depending on the billing arrangement and/or applicable law, we need to bill various payors, such as patients, health insurance companies, Medicare, Medicaid, doctors and employer groups, all of which have different billing requirements. Health insurance companies and governmental payors also generally require complete and correct billing information within certain filing deadlines. Additionally, our billing relationships require us to undertake internal audits to evaluate compliance with applicable laws and regulations as well as internal compliance policies and procedures. Health insurance companies also impose routine external audits to evaluate payments made. Additional factors complicating billing are:

•                  pricing differences between our fee schedules and the reimbursement rates of the payors;

•                  disputes with payors as to which party is responsible for payment; and

•                  disparity in coverage and information requirements among various carriers.

We incur significant additional costs as a result of our participation in the Medicare and Medicaid programs, as billing and reimbursement for laboratory testing are subject to considerable and complex federal and state regulations. The additional costs we expect to incur as a result of our participation in the Medicare and Medicaid programs include costs related to, among other factors: (1) complexity added to our billing processes; (2) training and education of our employees and customers; (3) implementing compliance procedures and oversight; (4) collections and legal costs; (5) challenging coverage and payment denials; and (6) providing patients with information regarding claims processing and services, such as advanced beneficiary notices. If these costs increase, our results of operations will be materially adversely affected.

Loss of or adverse changes to our accreditations or licenses could materially and adversely affect our business, prospects and results of operations.

The clinical laboratory testing industry is highly regulated. We are subject to the Clinical Laboratory Improvement Amendments (“CLIA”), a federal law that regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA is intended to ensure the quality and reliability of clinical laboratories in the United States by mandating specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management, quality control, quality assurance and inspections. We have a current certificate of accreditation under CLIA to perform testing. To renew this certificate, we are subject to survey and inspection every two years. Moreover, CLIA inspectors may make random inspections of our clinical reference laboratory. A failure to pass such inspections would result in suspension of our certificate of accreditation, which would have a material adverse effect on our business and results of operations.

We are also required to maintain a laboratory license to conduct testing in California. California laws establish standards for day-to-day operation of our clinical reference laboratory, including the training and skills required of personnel and quality control. Moreover, several states require that we hold licenses to test specimens from patients in those states. Other states may have similar requirements or may adopt similar requirements in the future. A failure to obtain and maintain these licenses would have a material adverse effect on our business and results of operations.

Complying with numerous regulations pertaining to our business is an expensive and time-consuming process, failure of which could result in significant penalties and suspension of one or more of our licenses.

Areas of the regulatory environment that may affect our ability to conduct business include, without limitation:

•                Federal and state laws applicable to billing and claims payment and/or regulatory agencies enforcing those laws and regulations;

•                  Federal and state laboratory anti-mark-up laws;

•                  Federal and state anti-kickback laws;

•                  Federal and state false claims laws;

•                  Federal and state self-referral and financial inducement laws, including the federal physician anti-self-referral law, or the Stark Law;

•                  Coverage and reimbursement levels by Medicare, Medicaid, other governmental payors and private insurers;

•                  Restrictions on reimbursements for our services;

•                  Federal and state laws governing laboratory testing, including CLIA;

•                  Federal and state laws governing the development, use and distribution of diagnostic medical tests known as “home brews”;

•                  Health Insurance Portability and Accountability Act of 1996 (“HIPAA”);

•                  Federal and state regulation of privacy, security and electronic transactions;

•                  State laws regarding prohibitions on the corporate practice of medicine;

•                  State laws regarding prohibitions on fee-splitting;

•                  Federal, state and local laws governing the handling and disposal of medical and hazardous waste; and

•                  Occupational Safety and Health Administration (“OSHA”) rules and regulations.

The above noted laws and regulations are extremely complex and in many instances, there are no significant regulatory or judicial interpretations of such laws and regulations. We also may be subject to regulation in foreign jurisdictions as we seek to expand international distribution of our tests. Any determination that we have violated these laws, or the public announcement that we are being investigated for possible violations of these laws, would materially adversely affect our business, prospects, results of operations and financial condition. In addition, a significant change in any of these laws may require us to change our business model in order to maintain compliance with these laws, which could reduce our revenue or increase our costs and materially adversely affect our business, prospects, results of operations, and financial condition.

We are subject to significant environmental, health and safety regulation.

We are subject to licensing and regulation under federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including laws and regulations relating to the handling, transportation and disposal of medical specimens, infectious and hazardous waste and radioactive materials, as well as to the safety and health of laboratory employees. In addition, OSHA has established extensive requirements relating to workplace safety for health care employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations, and other measures designed to minimize exposure to, and transmission of, blood-borne pathogens. In addition, the federally enacted Needlestick Safety and Prevention Act requires, among other things, that we include in our safety programs the evaluation and use of engineering controls such as safety needles if found to be effective at reducing the risk of needlestick injuries in the workplace. If we are found in violation of any of these regulations, we could be subject to substantial penalties or discipline and our business, prospects and results of operations could be materially and adversely affected.

We are subject to federal and state laws governing the financial relationship among healthcare providers, including Medicare and Medicaid laws, and our failure to comply with these laws could result in significant penalties and other material adverse consequences.

We anticipate that a component of our future revenue will be dependent on reimbursement from Medicare and state Medicaid programs. The Medicare program is administered by CMS which, like the states that administer their respective state Medicaid programs, imposes extensive and detailed requirements on diagnostic services providers, including, but not limited to, rules that govern how we structure our relationships with physicians, how and when we submit reimbursement claims and how we provide our specialized diagnostic services. Our failure to comply with applicable Medicare, Medicaid and other governmental payor rules could result in our inability to participate in a governmental payor program, our returning of funds already paid to us, civil monetary penalties, criminal penalties and/or limitations on the operational function of our laboratory. Any of these outcomes would have a material adverse effect on our business and results of operations.

Our business is subject to stringent laws and regulations governing the privacy, security and transmission of medical information, and our failure to comply could subject us to criminal penalties and civil sanctions.

Governmental laws and regulations protect the privacy, security and transmission of medical information. Such laws and regulations restrict our ability to use or disclose patient identifiable laboratory data, without patient authorization, for purposes other than payment, treatment or healthcare operations (as defined by HIPAA), except for disclosures for various public policy purposes and other permitted purposes outlined in the privacy regulations. The privacy and security regulations provide for significant fines and other penalties for wrongful use or disclosure of PHI, including potential civil and criminal fines and penalties. We also could incur damages under state laws to private parties for the wrongful use or disclosure of confidential health information or other private personal information.

Our services development efforts may be hindered if we are unable to gain access to patients’ tissue and blood samples.

The development of our diagnostic services requires access to tissue and blood samples from patients who have the diseases we are addressing. Our clinical development relies on our ability to secure access to these samples, as well as information pertaining to their associated clinical outcomes. Access to samples can be difficult since it may involve multiple levels of approval, complex usage rights and privacy rights, among other issues. Lack of or limited access to samples would harm our future services development efforts, which would have a material adverse effect on our business and results of operations.

If our current laboratory facility becomes inoperable or loses certification, we will be unable to perform our tests and our business will be materially adversely affected.

Our diagnostic tests are operated out of our CLIA-certified laboratory in Irvine, California. Currently, we do not have a second certified laboratory. Should our only CLIA-certified laboratory be unable to perform tests, for any reason, we may be unable to perform needed diagnostic tests in connection with our services development and our business will be materially adversely affected.

Our future success depends on the continued service from our scientific, technical and key management personnel and our ability to identify, hire and retain additional scientific, technical and key management personnel in the future.

There is intense competition for qualified personnel in our industry, particularly for laboratory technicians, scientific and medical experts, and senior level management. Loss of the services of, or failure to recruit, these key personnel functions could be significantly detrimental to us and could materially adversely affect our business and operating results. We may not be able to continue to attract and retain scientific and medical experts or other qualified personnel necessary for the development of our business or to replace key personnel who may leave us in the future. If our business grows, it will place increased demands on our resources and likely will require the addition of new management personnel. An inability to recruit and retain qualified management and employees on commercially reasonable terms would adversely and materially affect our business.

As our operations expand, our costs to comply with environmental laws and regulations will increase, and failure to comply with these laws and regulations could materially harm our financial results.

Our operations involve the use, transportation, storage and disposal of hazardous substances and as a result we are subject to environmental and health and safety laws and regulations. As we expand our operations, our use of hazardous substances will increase and lead to additional and more stringent requirements. The cost to comply with these and any future environmental and health and safety regulations could be substantial. In addition, our failure to comply with laws and regulations, and any releases of hazardous substances into the environment or at our disposal sites, could expose us to substantial liability in the form of fines, penalties, remediation costs and other damages, or could lead to a curtailment or shut down of our operations. These types of events, if they occur, would materially adversely affect our financial results.

Any litigation to protect our intellectual property, or any third-party claims of infringement, could divert substantial time and money from our business and could shut down some of our operations.

Our commercial success depends, in part, on our non-infringement of the patents or proprietary rights of third-parties. Many companies developing technology for the biotechnology and pharmaceutical industries use litigation aggressively as a strategy to protect and expand the scope of their intellectual property rights. Accordingly, third-parties may assert that we are employing their proprietary technology without authorization. In addition, third-parties may claim that use of our technologies infringes their current or future patents. We could incur substantial costs defending against such allegations regardless of their merit, and the attention of our management and technical personnel could be diverted while defending ourselves against any of these claims. We may incur the same liabilities in enforcing our patents against others. We have not made any provision in our financial plans for potential intellectual property related litigation, and we may not be able to pursue litigation as aggressively as competitors with substantially greater financial resources.

If parties making infringement claims against us are successful, they may be able to obtain injunctive or other relief, which effectively could block our ability to further develop, commercialize, and sell services, and could result in the award of substantial damages against us. If we are unsuccessful in protecting and expanding the scope of our intellectual property rights, our competitors may be able to develop, commercialize, and sell services that compete against us using similar technologies or obtain patents that could effectively block our ability to further develop, commercialize, and sell our services. In the event of a successful claim of infringement against us, we may be required to pay substantial damages and either discontinue those aspects of our business involving the technology upon which we infringed or obtain one or more licenses from third-parties, which may not be available on commercially reasonable terms or at all. While we may license additional technology in the future, we may not be able to obtain these licenses at a reasonable cost, or at all. In that event, we could encounter delays in services introductions while we attempt to develop alternative methods or services, and such attempts may not be successful. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing available services, which would have a material adverse effect on our business and results of operations.

We could face substantial liabilities if we are sued for product liability.

Product liability claims could be filed by someone alleging that our tests failed to perform as claimed. We may also be subject to liability for errors in the performance of our tests. Such product liability and related claims could be substantial. Defense of such claims could be time consuming and expensive and could result in damages that are not covered by our insurance.

Exposure to possible litigation and legal liability may adversely affect our business, financial condition and results of operations.

In the past, we have been exposed to a variety of litigation claims and there can be no assurance that we will not be subject to other litigation in the future that may adversely affect our business, financial condition or results of operations. On February 14, 2011, Relator Michael Strathmann served us with a Complaint filed in the Superior Court of the State of California for the County of Orange. The Complaint alleged that we submitted false and fraudulent insurance claims to National Union Fire Insurance Company of Pittsburgh, PA in connection with a prior lawsuit that was settled with Nanogen, Inc., thereby allegedly violating the California Insurance Fraud Prevention Act, and sought penalties and unspecified treble damages. On May 4, 2011, the Superior Court dismissed the Complaint by ordering that it be stricken for violation of the California Anti-SLAPP statute, which prevents plaintiffs from filing abusive lawsuits against public policy. On June 15, 2011, Strathmann filed a Notice of Appeal with the California Court of Appeals, appealing the granting of the Motion to Strike. Subsequently, Strathmann filed a Notice of Appeal of the award of attorneys’ fees against him. On October 24, 2012, the California Court of Appeals reversed the Superior Court’s dismissal, finding that the anti-SLAPP statute was not applicable and remanding the case to the Superior Court. Strathmann has filed an Amended Complaint, and we have filed an Answer to that pleading. A trial date has been set for June 9, 2014 in the Orange County Superior Court and discovery has begun. Defense of this lawsuit could be time-consuming and expensive, and there can be no assurance that we will be successful in our defense.

Failure to effectively manage our growth could place strains on our managerial, operational and financial resources and could materially adversely affect our business and operating results.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources. Any further growth by us or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to successfully implement our business plan.

As a public company, we are subject to complex legal and accounting requirements that will require us to incur substantial expense and will expose us to risk of non-compliance.

As a public company, we are subject to numerous legal and accounting requirements that do not apply to private companies. The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Failure to comply with these requirements can have numerous material adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, which would result in the loss of our eligibility to use Form S-3 for raising capital, loss of market confidence, delisting of our securities, governmental or private actions against us and/or liquidated damages payable to the holders of our Series A Warrants and Series C Warrants. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held and larger public competitors.

Ethical, legal and social concerns surrounding the use of genetic information could reduce demand for our test offerings.

Genetic testing has raised ethical issues regarding privacy and the appropriate uses of the resulting information. For these reasons, governmental authorities may call for limits on or regulation of the use of genetic testing or prohibit testing for genetic predisposition to certain conditions, particularly for those that have no known cure. Similarly, such concerns may lead individuals to refuse to use genetics tests even if permissible. Any of these scenarios could reduce the potential markets for our molecular diagnostic services, which reduction could have a material adverse effect on our business.

Risks Related To Investment In Our Securities

Small company stock prices are especially volatile, and this volatility may depress the price of our stock.

The stock market has experienced significant price and volume fluctuations, and the market prices of small companies have been highly volatile. We believe that various factors may cause the market price of our stock to fluctuate, perhaps substantially, including, among others, announcements of:

•                  our or our competitors’ technological innovations;

•                  supply, manufacturing, or distribution disruptions or other similar problems;

•                  proposed laws regulating participants in the laboratory services industry;

•                  developments in relationships with collaborative partners or customers;

•                  our failure to meet or exceed securities analysts’ expectations of our financial results; or

•                  a change in financial estimates or securities analysts’ recommendations.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If we become the object of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources, all of which could materially adversely affect the business and financial results of our business.

Future sales or the potential for future sales of our securities in the public markets, including by the Selling Stockholders listed in the Selling Stockholders’ table of this prospectus, may cause the trading price of our common stock to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our common stock or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common stock or other securities to decline and could materially impair our ability to raise capital through the sale of additional securities. The shares of common stock issuable upon conversion or exercise of outstanding convertible securities and warrants are freely tradable, without restriction, in the public market. We have obligations to the holders of our Series A Warrants and Series C Warrants that require us to maintain registration, on registration statements, shares of common stock issuable upon exercise of their Series A Warrants and Series C Warrants. We have continuing obligations to the holders of our Series A Warrants to maintain the public registration of common stock underlying such Series A Warrants and to register shares of common stock underlying such Series A Warrants issuable pursuant to their anti-dilution provisions. The shares of common stock underlying the securities issued in our Series B Financing are freely tradable up to the maximum permitted by General Instruction I.B.6 of Form S-3. We also have obligations to the investors in our April 2011 private placement that could require us to register shares of common stock held by them and shares issuable upon exercise of their warrants for resale on a registration statement. If we raise additional capital in the future through the use of our existing shelf registration statement or if we register existing, or agree to register future, privately placed shares for resale on a registration statement, such additional shares would be freely tradable, and, if significant in amount, such sales could further adversely affect the market price of our common stock. The sale of a large number of shares of our common stock also might make it more difficult for us to sell equity or equity-related securities in the future at a time and at the prices that we deem appropriate.

Our stock price could decline because of the potentially dilutive effect of future financings, preferred stock or warrant anti-dilution provisions or exercises of warrants and common stock options.

Assuming exercise in full of all options and warrants outstanding as of September 30, 2013 (not taking into account any price-based or anti-dilution adjustments) plus conversions of the Series D Stock and exercise of the Series D Warrants, approximately 19.2 million shares of our common stock would be outstanding.  Any additional equity or convertible debt financings in the future could result in further dilution to our stockholders.  Existing stockholders also will suffer significant dilution in ownership interests and voting rights and our stock price could decline as a result of potential future application of anti-dilution features of our Series A Warrants.

We may fail to meet market expectations because of fluctuations in our quarterly operating results, all of which could cause our stock price to decline.

Our revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that, in future periods, our revenues could fall below the expectations of securities analysts or investors, all of which could cause the market price of our stock to decline. The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

•                  our unpredictable revenue sources;

•                  the nature, pricing and timing of our and our competitors’ services;

•                  changes in our and our competitors’ research and development budgets;

•                  expenses related to, and our ability to comply with, governmental regulations of our services and processes; and

•                  expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.

We anticipate significant fixed expenses due in part to our need to continue to invest in services development. We may be unable to adjust our expenditures if revenues in a particular period fail to meet our expectations, all of which would materially adversely affect our operating results for that period. As a result of these fluctuations, we believe that period-to-period comparisons of our financial results will not necessarily be meaningful, and you should not rely on these comparisons as an indication of our future performance.

If we are delisted from The Nasdaq Capital Market, your ability to sell your shares of our common stock would also be limited by the penny stock restrictions, which could further limit the marketability of your shares.

If our common stock is delisted, it would come within the definition of “penny stock” as defined in the Securities Exchange Act of 1934 (the “Exchange Act”) and would be covered by Rule 15g-9 of the Exchange Act. That Rule imposes additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors. For transactions covered by Rule 15g-9, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, Rule 15g-9, if it were to become applicable, would affect the ability or willingness of broker-dealers to sell our securities, and accordingly would affect the ability of stockholders to sell their securities in the public market. These additional procedures could also limit our ability to raise additional capital in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C.  20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at its web site at http://www.sec.gov/.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. Pursuant to the SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in the registration statement. You may read or obtain a copy of the registration statement from the SEC in the manner described above.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  The documents under Commission file number 001-33523 that we incorporate by reference are:

1.                                      Our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 25, 2013, as amended by Amendment No. 1 to our Annual Report on Form 10-K filed with the SEC on April 26, 2013;

2.                                      Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 as filed with the SEC on May 13, 2013, August 9, 2013 and November 12, 2013, respectively;

3.                                      Our Current Reports on Form 8-K as filed with the SEC on January 4, 2013, January 11, 2013, February 4, 2013, February 19, 2013, February 22, 2013 (other than information furnished pursuant to Item 7.01 thereof and related Exhibit 99.1), February 26, 2013, March 4, 2013, March 11, 2013, March 12, 2013, March 15, 2013, March 20, 2013 (other than information furnished pursuant to Item 7.01 thereof and related Exhibit 99.1), April 3, 2013, April 8, 2013, May 3, 2013, May 6, 2013 (other than information furnished pursuant to Item 7.01 thereof and related Exhibit 99.1), May 30, 2013, June 18, 2013, June 28, 2013, July 1, 2013 (other than information furnished pursuant to Items 2.02 and 7.01 thereof and related Exhibit 99.1), July 17, 2013, July 19, 2013, July 29, 2013, August 13, 2013, September 3, 2013, September 25, 2013, October 25, 2013, November 27, 2013 and December 23, 2013, and our Current Report on Form 8-K/A filed with the SEC on July 29, 2013; and

4.                                      The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 6, 2007 pursuant to Section 12(b) of the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference all reports and other documents that we file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (a) after the initial filing date of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and prior to the termination of this offering, and all such reports and documents will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents (except for information and exhibits furnished under Items 2.02 or 7.01 of our current reports on Form 8-K). Any document or statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement. Any document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference.  Requests for documents should be submitted to the Corporate Secretary, CombiMatrix Corporation, 310 Goddard, Suite 150, Irvine, California 92618, or by telephone at (949) 753-0624.  Exhibits to the documents will not be sent, unless those exhibits have specifically been incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements regarding us which include, but are not limited to, statements concerning our plans and objectives for future operations, assumptions underlying such plans and objectives, projected results of operations, capital expenditures, earnings, management’s future strategic plans, services development, litigation, regulatory matters, market acceptance and performance of our services, the success and effectiveness of our technologies and services, our ability to retain and hire key personnel, the competitive nature of and anticipated growth in our markets, market position of our services, marketing efforts and partnerships, liquidity and capital resources, our accounting estimates, and our assumptions and judgments. All statements, other than statements of historical fact, are forward looking statements. Such statements are based on management’s current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “potential,” “believes,” “seeks,” “estimates,” “should,” “would,” “could,” “may,” “will”, “ongoing,” “more likely to,” “with a view to,” “continue,” “our future success depends,” “seek to continue,” or the negative of these words and variations of these words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future results and are subject to a number of risks, uncertainties and assumptions that are difficult to predict and that could cause our actual results to differ materially and adversely from those described in the forward-looking statements as a result of various factors, including those set forth in the section “Risk Factors” beginning on page 4 of this prospectus and elsewhere in, or incorporated by reference into, this prospectus. Such factors include, but are not limited to the following:

•                  our ability to obtain additional financing for working capital on acceptable terms and in a timely manner;

•                  our ability to successfully increase the volume of our existing tests, expand the number of tests offered by our laboratory, increase the number of customers and partners and improve reimbursement for our testing;

•                  our ability to continue as a going concern;

•                  our ability to maintain compliance with Nasdaq’s continued listing requirements;

•                  market acceptance of CMA as a preferred method over karyotyping;

•                  the rate of transition to CMA from karyotyping;

•                  changes in consumer demand;

•                  our ability to attract and retain a qualified sales force and key technical personnel;

•                  our ability to successfully develop new services;

•                  our ability to successfully introduce new technologies and services;

•                  rapid technological change in our markets;

•                  supply availability;

•                  the outcome of existing litigation;

•                  our ability to bill and obtain reimbursement for highly specialized tests;

•                  our ability to comply with regulations to which our business is subject;

•                  legislative, regulatory and competitive developments in markets in which we and our subsidiaries operate;

•                  our limited market capitalization;

•                  future economic conditions;

•                  other circumstances affecting anticipated revenues and costs; and

•                  those additional factors which are listed under the section “Risk Factors” beginning on page 4 of this prospectus.

These forward looking statements speak only as of the date of this prospectus and we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein, or in the documents incorporated by reference herein, to reflect any change in our expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise required by law. Additional factors that could cause such results to differ materially from those described in the forward looking statements are set forth in connection with the forward looking statements.

USE OF PROCEEDS

The Shares offered by this prospectus will be sold by the Selling Stockholders. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

SELLING STOCKHOLDERS

The following table sets forth the number of shares of our Common Stock beneficially owned by the Selling Stockholders as of December 31, 2013.  The percentages shown in the table are based on 9,870,838 shares of Common Stock outstanding on that date.  Shares of Common Stock subject to options, warrants or other convertible securities which are exercisable within 60 days of December 31, 2013, are deemed to be beneficially owned by the person holding such options, warrants or other convertible securities for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.  Except as described in the preceding sentence, shares of Common Stock issuable upon exercise of outstanding options, warrants and other convertible securities are not deemed to be outstanding.

The table assumes that the Selling Stockholders sell all the Shares offered by them under this prospectus and sell none of the other shares of our Common Stock owned by the Selling Stockholders, if any. We cannot estimate the number of shares of Common Stock that will be held by the Selling Stockholders after completion of this offering because the Selling Stockholders may sell all or some of the Shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the Shares.  The term “Selling Stockholders” includes the stockholders listed below and their respective transferees, assignees, pledgees, donees or other successors.  The Selling Stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of Shares.  The Selling Stockholders also may offer and sell less than the number of Shares indicated.  The Selling Stockholders are not making any representation that any Shares covered by this prospectus will or will not be offered for sale. Except as indicated below in this section or in the documents incorporated by reference in this prospectus, we are not aware of any material relationship between us and the Selling Stockholders within the past three years other than as a result of the Selling Stockholders’ beneficial ownership of our Common Stock.

	Beneficially Owned Prior to Offering				Number of Shares Being Offered by		Beneficially Owned After Offering
Selling Stockholder(1)	Number of Shares		Percent		Selling Stockholder in Offering(4)		Number of Shares		Percent

Alpha Capital Anstalt	492,554	(2)	4.99	%(2)	26,743	(5)	492,554	(2), (3)	4.99	%(2)

Alice Ann Corporation	43,993	(7)	*		5,517	(5)	38,476	(6)	*

Robert G. Allison	83,431	(8)	*		16,548	(5)	66,883	(6)	*

William H. Baxter Trustee FBO William H. Baxter Revocable Trust u/a dtd 7/3/96	31,078	(9)	*		3,941	(5)	27,137	(6)	*

Gary A. Bergren	39,139	(10)	*		5,517	(5)	33,622	(6)	*

Dennis D. Gonyea	33,505	(11)	*		3,941	(5)	29,564	(6)	*

Dorothy J. Hoel	33,506	(12)	*		3,941	(5)	29,565	(6)	*

Preventive Cardiovascular Nurses Association	29,111	(13)	*		8,143	(5)	20,968	(6)	*

Paul and Nancy Seel Joint Account WROS	25,283	(14)	*		3,678	(5)	21,605	(6)	*

E. Terry Skone TTEE E. Terry Skone Rev. Trust u/a dtd 11/30/2005	31,078	(15)	*		3,941	(5)	27,137	(6)	*

*	Represents beneficial ownership of less than 1.0% of the outstanding shares of Common Stock.

(1)

The address for Alpha Capital Anstalt is Pradafant 7, LI-9490 Vaduz, Fürstentum Liechtenstein. Konrad Ackermann has voting and investment power over the Shares being registered on behalf of Alpha Capital Anstalt. The address for Preventive Cardiovascular Nurses Association is 613 Williamson Street, Suite 200, Madison, Wisconsin 53703. Sue Koob has voting and investment power over the Shares being registered on behalf of Preventive Cardiovascular Nurses Association. The address for all other Selling Stockholders is c/o Perkins Capital Management, 730 East Lake Street, Wayzata, Minnesota 55391. Richard C. Perkins has voting and investment power over the Shares being registered on behalf of such other Selling Stockholders.

(2)

The securities held by the Selling Stockholder are subject to a blocker that would prevent such Selling Stockholder’s ownership at any given time from exceeding 4.99% (which may be increased, but not above 9.99%) of our outstanding Common Stock (the “Blocker”). Absent the Blocker and assuming all such securities are convertible or exercisable within 60 days, the Selling Stockholder would beneficially own an aggregate of 3,573,774 shares, or 26.58%, of our Common Stock, consisting of an aggregate of 95,606 shares of Common Stock issuable upon exercise of the Selling Stockholder’s warrants issued in our Series A Preferred Stock financing, an aggregate of 275,000 shares of Common Stock issuable upon exercise of the Selling Stockholder’s warrants issued in our Series B Preferred Stock financing, an aggregate of 819,672 shares of Common Stock issuable upon exercise of the Selling Stockholder’s warrants issued in our Series C Preferred Stock financing, and aggregate of 441,748 shares of Common Stock issuable upon conversion of the Selling Stockholder’s Series D Preferred Stock issued in our Public Offering and an aggregate of 1,941,748 shares of Common Stock issuable upon exercise of the Selling Stockholder’s warrants issued in our Public Offering.

(3)

The amounts beneficially owned by the Selling Stockholder after the offering include amounts covered by the resale Registration Statement on Form S-3 (File No. 333-185585) filed with the Securities and Exchange Commission on December 20, 2012, the resale Registration Statement on Form S-3 (File No. 333-187945) filed with the Securities and Exchange Commission on April 16, 2013, the resale Registration Statement on Form S-3 (File No. 333-188682) filed with the Securities and Exchange Commission on May 17, 2013 and the resale Registration Statement on Form S-3 (File No. 333-189759) filed with the Securities and Exchange Commission on July 2, 2013.

(4)

Does not include shares of Common Stock underlying Series A Warrants that are covered by the resale Registration Statement on Form S-3 (File No. 333-185585) filed with the Securities and Exchange Commission on December 20, 2012, the resale Registration Statement on Form S-3 (File No. 333-187945) filed with the Securities and Exchange Commission on April 16, 2013 and the resale Registration Statement on Form S-3 (File No. 333-189759) filed with the Securities and Exchange Commission on July 2, 2013.

(5)	Represents Shares issuable upon exercise of the Selling Stockholder’s Series A Warrants as a result of an anti-dilution adjustment arising from the Public Offering.

(6)

Includes shares of Common Stock underlying the Series A Warrants that are covered by the resale Registration Statement on Form S-3 (File No. 333-185585) filed with the Securities and Exchange Commission on December 20, 2012, the resale Registration Statement on Form S-3 (File No. 333-187945) filed with the Securities and Exchange Commission on April 16, 2013 and the resale Registration Statement on Form S-3 (File No. 333-189759) filed with the Securities and Exchange Commission on July 2, 2013.

(7)

Consists of 19,721 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants and 24,272 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants.

(8)

Consists of 59,159 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants and 24,272 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants.

(9)

Consists of 14,088 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants and 16,990 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants.

(10)

Consists of 19,721 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants and 19,418 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants.

(11)

Consists of 14,088 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants and 19,417 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants.

(12)

Consists of 14,088 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants and 19,418 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants.

(13)	Consists of 29,111 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants.

(14)

Consists of 13,147 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants and 12,136 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants.

(15)

Consists of 14,088 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series A Warrants and 16,990 shares of Common Stock issuable upon exercise of the Selling Stockholder’s Series D Warrants.

The Shares being offered in this prospectus by the Selling Stockholders consist of shares of Common Stock issuable upon exercise of the issued and outstanding Series A Warrants as a result of an anti-dilution adjustment. The Series A Warrants were acquired by certain Selling Stockholders pursuant to the Series A Purchase Agreement.

The registration statement, including this prospectus, is being filed pursuant to the Series A Registration Rights Agreement. In general, we have agreed to prepare and file any amendments and supplements to the registration statement relating to the Shares as may be necessary to keep the registration statement effective until such time as all of the Shares covered by this prospectus have been sold or until all of such Shares may be sold pursuant to an exemption from registration. Although the Series A Registration Rights Agreement requires us to register for resale shares of Common Stock issuable in connection with the anti-dilution provision in the Series A Warrants, it would be impracticable for us to assume if or when such provision would be invoked in the future.

See “Recent Developments” beginning on page 2 of this prospectus for additional information regarding the sale and issuance of the Series A Warrants to certain Selling Stockholders.

This prospectus also covers any additional shares of our Common Stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the Shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling Shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per security;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any such methods of sale; or

•                  any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell Shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell Shares short and deliver these Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these Shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time under this prospectus after the Company has filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the Shares from time to time under this prospectus after the Company has filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any Shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale Shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) such time as all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our securities by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dorsey & Whitney LLP, Costa Mesa, California.

EXPERTS

The consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2012 and incorporated into this prospectus by reference have been audited by Haskell & White LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report (which contains an explanatory paragraph relating to our ability to continue as a going concern) and are incorporated in this prospectus by reference in reliance upon such report given upon the authority of them as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various costs and expenses to be paid by us with respect to the sale and distribution of the Shares being registered. All of the amounts shown are estimates except for the SEC registration fee. In addition, we may be charged additional listing fees by The Nasdaq Capital Market upon issuance of the Shares being offered by this prospectus.

Amount(1)
SEC Registration Fee	$23.84
Printing Expenses	2,000.00
Legal Fees and Expenses	5,000.00
Accounting Fees and Expenses	5,000.00
Transfer Agent Fees	5,000.00
Total	$17,023.84

(1)         Does not include expenses of preparing any accompanying prospectus supplements, listing fees, transfer agent fees and other expenses related to future offerings of particular securities.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933.

Our Certificate of Incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•                  Any breach of their duty of loyalty to our company or our stockholders.

•                  Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•                  Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

•                  Any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Our Bylaws also provide that we shall advance expenses incurred by a director or officer before the final disposition of any action or proceeding upon receipt of an undertaking from or on behalf of that director or officer to repay the advance if it is ultimately determined that he or she is not entitled to be indemnified.

We have entered into and expect to continue to enter into agreements to indemnify our directors and executive officers as determined by the Board. These agreements generally provide for indemnification for all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by these individuals and arising out of the their service as our directors or executive officers (or in certain other capacities at our request) to the fullest extent permitted by the Delaware General Corporation Law and to any greater extent that such law may in the future permit. These agreements further provide procedures for the determination of the right to receive indemnification and the advancement of expenses. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance which reimburses us for expenses which we may incur in connection with the foregoing indemnity provisions and which may provide direct indemnification to directors and officers where we are unable to do so.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the above, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

EXHIBIT NUMBER

4.1

Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-139679) filed with the SEC on December 26, 2006, as amended.

4.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.1A to the Company’s Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on August 14, 2008.

4.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 4, 2012.

4.4

Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

4.5

Certificate of Designation of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

4.6

Certificate of Designation of Preferences, Rights and Limitations of Series C 6% Convertible Preferred Stock. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

4.7

Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 23, 2013.

EXHIBIT NUMBER

4.8	Second Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K (File No. 001-33523) filed with the SEC on March 18, 2010.

4.9

Form of Securities Purchase Agreement dated as of September 28, 2012. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-33523), filed with the SEC on October 1, 2012.

4.10	Form of Common Stock Purchase Warrant. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-33523), filed with the SEC on October 1, 2012.

4.11

Form of Registration Rights Agreement dated as of September 28, 2012. Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-33523), filed with the SEC on October 1, 2012.

4.12

Form of Amendment No. 1 to Common Stock Purchase Warrant dated February 26, 2013. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 26, 2013.

5.1	Opinion of Dorsey & Whitney LLP*

23.1	Consent of Haskell & White LLP*

23.3	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in signature page)*

*   Filed herewith.

ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)            If the Registrant is relying on Rule 430B:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the Registrant’s Annual Report under Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 31st day of December, 2013.

COMBIMATRIX CORPORATION

By:	/s/ MARK MCDONOUGH
Mark McDonough
President and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of CombiMatrix Corporation, a Delaware corporation, do hereby constitute and appoint Mark McDonough and Scott R. Burell and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK MCDONOUGH	President, Chief Executive Officer and Director (Principal Executive Officer)	December 31, 2013
Mark McDonough

/s/ SCOTT R. BURELL	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Chief Accounting Officer)	December 31, 2013
Scott R. Burell

Signature	Title	Date

/s/ R. JUDD JESSUP	Chairman of the Board	December 31, 2013
R. Judd Jessup

/s/ WEI RICHARD DING	Director	December 31, 2013
Wei Richard Ding

/s/ SCOTT GOTTLIEB, M.D.	Director	December 31, 2013
Scott Gottlieb, M.D.

/s/ RICHARD HOCKETT, JR., M.D.	Director	December 31, 2013
Richard Hockett, Jr., M.D.

/s/ ROBERT E. HOFFMAN	Director	December 31, 2013
Robert E. Hoffman

/s/ JEREMY M. JONES	Director	December 31, 2013
Jeremy M. Jones

INDEX OF EXHIBITS

EXHIBIT NUMBER

4.1

Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-139679) filed with the SEC on December 26, 2006, as amended.

4.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.1A to the Company’s Quarterly Report on Form 10-Q (File No. 001-33523) filed with the SEC on August 14, 2008.

4.3

Certificate of Amendment to Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 4, 2012.

4.4

Certificate of Designation of Preferences, Rights and Limitations of Series A 6% Convertible Preferred Stock. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on October 1, 2012.

4.5

Certificate of Designation of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on March 20, 2013.

4.6

Certificate of Designation of Preferences, Rights and Limitations of Series C 6% Convertible Preferred Stock. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on May 6, 2013.

4.7

Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-33523) filed with the SEC on December 23, 2013.

4.8	Second Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K (File No. 001-33523) filed with the SEC on March 18, 2010.

4.9

Form of Securities Purchase Agreement dated as of September 28, 2012. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-33523), filed with the SEC on October 1, 2012.

4.10	Form of Common Stock Purchase Warrant. Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-33523), filed with the SEC on October 1, 2012.

4.11

Form of Registration Rights Agreement dated as of September 28, 2012. Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-33523), filed with the SEC on October 1, 2012.

4.12

Form of Amendment No. 1 to Common Stock Purchase Warrant dated February 26, 2013. Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-33523) filed with the SEC on February 26, 2013.

5.1	Opinion of Dorsey & Whitney LLP*

23.1	Consent of Haskell & White LLP*

23.3	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (included in signature page)*

*   Filed herewith.